EXHIBIT 99.01
Shire Pharmaceuticals Group plc Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

7am (EDT) 12 noon (BST)

Good second quarter results with milestones and payments met and portfolio broadened.

Basingstoke, UK and Philadelphia, US – July 28, 2005 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces results for the second quarter to June 30, 2005.

Highlights

  Revenues up 32% to $424.6 million
  Royalties up 9% to $62.6 million
  Income from continuing operations up 30%
  Recent product launches performing well
  MTS (METHYPATCH) – re-submission of NDA with the FDA in June 2005
  SPD476 – regulatory filing anticipated for Q4 2005
  SPD503 – regulatory filing anticipated for H1 2006 in order to optimize label
  Shire reported positive data on Phase 3 clinical trials for METHYPATCH, SPD503 and SPD476
  New River Pharmaceuticals Inc. (New River) reported positive data on Phase 3 clinical trials for NRP104

Strategic Update

On July 27, 2005, shareholders of Shire and Transkaryotic Therapies Inc. (TKT) approved the all-cash transaction at $37 per outstanding TKT share, or approximately $1.6 billion and the transaction closed. The acquisition is consistent with Shire’s focused strategy to develop and market products for specialty physicians. TKT specializes in therapies for the treatment of genetic diseases and is therefore a strong strategic and business fit.

Matthew Emmens, Chief Executive Officer, said:

"We have continued to deliver on our promises, achieving good financial results and meeting key strategic milestones. Our underlying business continues to perform strongly.

Importantly, our new product launches are going well and remain in line with our expectations. We successfully filed MTS (METHYPATCH) with the Food and Drug Administration (FDA) at the end of June. The second half should also bring positive news with the anticipated filing of New Drug Applications (NDAs) with FDA for SPD476 and NRP104.

Shire is successfully broadening its portfolio of specialty products. The acquisition of TKT brings a new platform – the treatment of genetic diseases – providing for future growth and strengthening our presence in Europe.

In addition, our management team has been strengthened further with the recent appointments of Mike Cola as Executive Vice President Global Therapeutic Area Business Units and following the acquisition of TKT, David Pendergast as Executive Vice President of the genetic disease unit.”

Registered in England 2883758 Registered Office as above

Second Quarter 2005 Unaudited Results Highlights

	Q2 2005		Q2 2004
US GAAP	$M		$M		Growth

Total revenues	424.6		321.0		+32%
Operating income	140.6		110.2
Income from continuing operations	116.2		89.5		+30%
Net income	116.2		34.0

Diluted Earnings Per Ordinary Share:
Continuing operations	23.0	c	17.9	c	+28%
Discontinued operations	-		(11.1	c)

	23.0	c	6.8	c	+238%

Diluted Earnings Per American Depositary
Share (ADS):
Continuing operations	69.1	c	53.7	c	+28%
Discontinued operations	-		(33.3	c)

	69.1	c	20.4	c	+238%

Non US GAAP

Adjusted Diluted Earnings Per Share (EPS)
from continuing operations (1) :
Per Ordinary Share	23.0	c	18.4	c	+25%
Per ADS	69.1	c	55.2	c	+25%

Note: Average exchange rates for Q2 2005 and 2004 were $1.86: £1.00 and $1.81: £1.00 respectively.

(1)	This is a non US GAAP financial measure that excludes a gain from sale of an investment and re-organization costs from the comparative results for Q2 2004. There were no non US GAAP adjustments for Q2 2005. Management believes that the presentation of this non US GAAP financial measure provides useful information to investors regarding Shire’s underlying performance as the gain from sale of an investment and the costs associated with the re-organization were not indicative of the underlying performance of the business in Q2 2004. A reconciliation of this non US GAAP financial measure to the most directly comparable US GAAP financial measure can be found on page 20.

2005 Financial Outlook

Shire’s underlying business continues to perform strongly.

Shire updates the guidance given as part of the 2004 results announcement in March this year, with revenue growth for 2005 expected to be in the low double-digit range (previously high single-digit to low double-digit growth). Earnings will be affected by the costs associated with the continued development and launch of new products:

  Over the course of 2005, R&D expenditure as a percentage of total revenues is expected to be in the range of 14-16%.

  Growth in new product sales will increasingly absorb the high SG&A costs associated with four product launches in the first half of the year. These costs are expected to moderate over the course of the full year.

  The financial outlook for the full year stated above exclude the accounting impact of the upfront cash payment of $50 million to New River in Q1 2005, the final costs associated with the Shire re-organization, and any further milestone payments in respect of NRP104 which may be paid before the end of the year.

The above guidance does not include the financial impact of the proposed TKT acquisition.

The results of TKT will form part of the Shire Group consolidation with effect from today. The transaction will be dilutive for 2005. We expect that the operational loss of TKT for the remainder of this year, excluding the charges referred to below, will be approximately $30 million. A time apportioned amortization charge (approximately $30 million in a full year) in respect of the capitalized value of approved TKT products will be included for the purpose of US GAAP EPS. There will also be a charge relating to the write-off under US GAAP of the intangible value associated with the acquired in-process R&D pipeline, together with certain other accounting adjustments, restructuring and transaction costs totaling approximately $800 million.

As previously stated, we expect the TKT acquisition to significantly enhance sales and EPS growth beyond 2007 and to be cash EPS and US GAAP EPS neutral in 2007.

The total cost of the acquisition of approximately $1.6 billion will be funded from Shire’s existing cash resources ($1.6 billion at June 30, 2005). Operational working capital of the Group including TKT will be funded from a $500 million general purpose bank facility. In addition Shire has arranged a separate $300 million bank facility solely for the purpose of financing certain milestone payments due under the agreement between Shire and New River relating to NRP104.

Dividend

In respect of the half year ended June 30, 2005, the Board proposes to pay an interim dividend of 1.8246c (1.0475 pence) per ordinary share (2004: $1.8246c) equivalent to 5.4738 US cents per ADS and 6.7629 Canadian cents per exchangeable share. The interim dividend will be paid on October 13, 2005 to persons whose names appear on the register of members of the Company (or to persons registered as holders of Exchangeable Shares in Shire Acquisition Inc.) at the close of business on September 16, 2005. Dividend payments will be made in Pounds Sterling to Ordinary Shareholders, US Dollars to ADS holders and Canadian Dollars to Exchangeable Shareholders based on exchange rates taken on or immediately before the date of resolution.

This is consistent with Shire’s stated policy of paying a dividend semi annually, set in US cents per share / ADS, with the first interim payment in each year being maintained at a consistent level. Any growth will come through increasing the second interim dividend in a financial year. Shire intends to pursue a progressive dividend policy.

Update on New Accounting Standards

SFAS No. 123 (revised 2004) Share-Based Payment (SFAS 123R)

Shire’s primary basis of financial reporting is US GAAP. The required date for adoption of SFAS 123R is now January 1, 2006 (previously July 1, 2005). Shire, in conjunction with many other US GAAP reporting companies, will adopt the standard from January 1, 2006. This standard applies a fair value methodology in quantifying the accounting charge associated with the grant of share-based compensation to employees.

Shire has previously disclosed in its Annual Report on Form 10-K for 2004 filed with the SEC the charge that would have resulted from the full adoption of a fair value methodology under SFAS 123. The application of this methodology would have resulted in a pre-tax, non-cash charge of $33 million for 2004, $32 million for 2003 and $24 million for 2002.

Based on the expectation that similar levels of share option-based compensation will be granted to employees in 2005 and 2006, it is anticipated that the 2005 annual SFAS 123 charge and the 2006 annual SFAS 123R charge for Shire will not be fundamentally different from the SFAS 123 disclosures made in the three years to December 31, 2004. The accounting period for the year to December 31, 2005 will be restated for comparative purposes.

IFRS

For accounting periods up to December 31, 2004, Shire has filed statutory accounts in the United Kingdom based on UK GAAP. With effect from January 1, 2005, UK Listing Authority (UKLA) rules require listed companies to prepare group accounts in accordance with International Financial Reporting Standards (“IFRS”) instead of UK GAAP. To comply with this new obligation, Shire will publish its IFRS interim results for the six months to June 30, 2005 in September 2005, together with its IFRS accounting policies, IFRS restatements of previously published results, and reconciliations to previously published results, as required by IFRS1, First-time adoption of International Financial Reporting Standards.

Shire’s IFRS financial statements will be expressed in US dollars, which is the main economic currency of the Group’s cashflows. For Shire, material changes from the numbers reported under UK GAAP prior to the adoption of IFRS are expected to include changes to share option accounting, the cessation of goodwill amortization and the reassessment of acquisition goodwill and intangibles.

Adjustments in respect of defined benefit pension schemes and financial derivative transactions are not expected to have a significant impact on Shire; Shire only makes limited use of financial derivatives and, other than a residual SERP scheme (net asset value of $3 million), Shire only makes contributions to defined contribution pension schemes.

– Ends –

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing and marketing products in the areas of central nervous system, gastrointestinal and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact of those on Shire's Attention Deficit and Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire's ADHD franchise, government regulation and approval, including but not limited to Health Canada's suspension of ADDERALL XR® sales in Canada and the expected product approval dates of MTS (METHYPATCH) (ADHD), SPD503 (ADHD), SPD465 (ADHD), SPD476 (ulcerative colitis) and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Agency in the United States, Shire’s ability to benefit from its proposed acquisition of TKT, Shire's ability to secure new products for commercialization and/or development and other risks and uncertainties detailed from time to time in Shire's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year to 31 December 2004.

The following are trademarks of Shire Pharmaceuticals Group plc or its subsidiaries, which are the subject of trademark registrations in certain countries.

ADDERALL XR ® (mixed amphetamine salts)
ADDERALL ® (mixed amphetamine salts)
AGRYLIN ® (anagrelide hydrochloride)
CALCICHEW ® (calcium carbonate)
CARBATROL ® (carbamazepine)
COLAZIDE ® (balsalazide)
EQUETRO TM (carbamazepine)
FOSRENOL ® (lanthanum carbonate)
REMINYL ® (galantamine hydrobromide) (UK and Republic of Ireland)
SOLARAZE ® (diclofenac sodium 3%)
XAGRID ® (anagrelide hydrochloride)

The following are trademarks of third parties.
AMARYL ® (glimepiride) (trademark of Sanofi-Aventis)
3TC ® (lamivudine) (trademark of GlaxoSmithKline (GSK)
METHYPATCH ® (methylphenidate) (trademark of Noven Pharmaceuticals Inc. (Noven))*
PENTASA ® (mesalamine) (trademark of Ferring AS)
RAZADYNE™ (galantamine hydrobromide) (trademark of Johnson & Johnson)
REMINYL ® (galantamine hydrobromide) (trademark of Johnson & Johnson, excluding UK and
Republic of Ireland)
ZEFFIX ® (lamivudine) (trademark of GSK)

* Referred to as MTS in this document

OVERVIEW OF US GAAP FINANCIAL RESULTS

1. Introduction

Revenues from continuing operations for the three months to June 30, 2005, increased by 32% to $424.6 million (2004: $321.0 million).

Income from continuing operations for the three months to June 30, 2005, increased by 30% to $116.2 million (2004: $89.5 million) in line with the increase in revenues over the same period.

Cash inflow from operating activities for the three months to June 30, 2005, increased by 112% to $181.2 million (2004: $85.7 million). The increase in cash generation is primarily due to higher income from continuing operations in the quarter, and the timing of working capital payments.

Cash and cash equivalents, restricted cash and short-term investments at June 30, 2005 totaled $1,600.6 million compared to December 31, 2004 ($1,457.5 million).

2. Product sales

For the three months to June 30, 2005, product sales increased 38% to $351.6 million (2004: $255.3 million) and represented 83% of total revenues (2004: 80%).

Second Quarter 2005 Key Product Highlights

Product	Sales $M	Sales Growth**	US Rx [1] Growth**	June 2005 US Market Share
ADDERALL XR	205.4	+43%	+15%	24%
AGRYLIN and XAGRID***	29.7	-13%	-35%	13%
PENTASA	31.0	+17%	+10%	19%
CARBATROL	21.8	+84%	-5%	43%
FOSRENOL	9.9	n/a	n/a	8%

1 IMS Prescription Data – Product specific
**Compared to Q2 2004
***XAGRID not included in US Rx Growth or US Market Share data

ADDERALL XR for the treatment of ADHD

US prescriptions for ADDERALL XR for the three months to June 30, 2005 were up 15% due primarily to an 8% increase in the total US ADHD market compared to the same period in 2004 and an increase in ADDERALL XR’s market share.

ADDERALL XR had a 24% share of the total US ADHD market in June 2005 (June 2004: 23%) and continues to maintain its position as the leading brand in the US ADHD market.

Product sales growth was higher than prescription growth for the quarter due mainly to the impact of price increases in June 2004 and December 2004 and lower sales deductions.

Shire is continuing with its appeal in relation to the February 2005 suspension of sales of ADDERALL XR in Canada by Health Canada.

ADDERALL XR’s pediatric exclusivity in the US under the Hatch-Waxman regulations expired on April 11, 2005.

Litigation proceedings relating to our ADDERALL XR patents are in progress. Further information can be found in our filings with the US Securities and Exchange Commission, including our Annual Report on Form 10-K for the year to December 31, 2004 and our most recent quarterly report on Form 10-Q for the period ended March 31, 2005. Any decrease in the sales of ADDERALL XR could significantly reduce revenues and earnings.

AGRYLIN and XAGRID for the treatment of thrombocythemia

AGRYLIN/XAGRID sales worldwide for the three months to June 30, 2005 were $29.7 million, down 13% compared to the same period in 2004 (Q2 2004: $34.0 million).

US sales were down 31% due to the impact of generic versions of AGRYLIN being approved in the US market in April, after the FDA rejected Shire’s Citizens’ Petition.

International sales (all sales outside the US) reported in US dollars were up 23%, primarily due to the successful launch of XAGRID in the UK, Germany and France in the first quarter of 2005. In accordance with current orphan drug legislation in the EU, XAGRID will have up to 10 years of marketing exclusivity in the EU.

PENTASA for the treatment of ulcerative colitis

US prescriptions for the three months to June 30, 2005 were up 10%, compared to the same period in 2004. The increase was largely due to the success of the co-promotional agreement with Solvay Pharmaceuticals Inc. and the impact of the 500mg dosage form launched in the third quarter of 2004.

Product sales for the three months to June 30, 2005 were up 17%, compared to the same period in 2004. The difference between sales growth and prescription growth is due to the impact of the September 2004 price increase which more than offset some limited wholesaler de-stocking and increased sales deductions.

PENTASA had a 19% share of the total US oral mesalamine prescription market in June 2005 (June 2004: 17%).

CARBATROL for the treatment of epilepsy

US prescriptions for the three months to June 30, 2005 were down 5%, compared to the same period in 2004. This was due primarily to limited promotion of this product during the quarter as promotional resources were diverted to other products.

Product sales for the three months to June 30, 2005 were up 84%, compared to the same period in 2004. The difference between sales growth and the lower level of prescriptions is due to significant wholesaler re-stocking in order to replenish a previously low pipeline, a price increase in August 2004 and significantly lower sales deductions.

CARBATROL had a 43% share of the total US extended release carbamazepine prescription market in June 2005 (June 2004: 45%).

Patent litigation proceedings relating to CARBATROL are in progress. Further information can be found in our filings with the US Securities and Exchange Commission, including our Annual Report on Form 10-K for the year to December 31, 2004 and our most recent quarterly report on Form 10-Q for the period ended March 31, 2005.

FOSRENOL for the treatment of hyperphosphatemia

US prescriptions for the three months to June 30, 2005 were up 100%, to 36,000 prescriptions, compared to the previous quarter (Q1 2005: 18,000). FOSRENOL was launched in the US in January 2005.

Product sales for the three months to June 30, 2005 were up 101%, to $9.9 million, compared to the previous quarter (Q1 2005: $4.9 million).

FOSRENOL had an 8% share of the total US phosphate binding market in June 2005.

Shire continues its discussions relating to FOSRENOL with regulatory authorities across Europe and other regions. Launches will begin in Europe during 2005, subject to obtaining national approvals and pricing and concluding reimbursement negotiations.

3. Royalties

Royalty revenue increased 9% to $62.6 million for the three months to June 30, 2005 (2004: $57.7 million) and represented 15% of total revenues (2004: 18%). The following table provides an analysis of Shire’s royalty income:

Second Quarter 2005 Royalty Highlights

Product	Royalties to Shire $M	Royalty [1] Growth %	Worldwide in-market sales by licensee [2] in Q2 2005 $M
3TC	40.5	+2%*	308.6
ZEFFIX	7.7	+14%**	67.5
Other	14.4	+28%	n/a

* The impact of foreign exchange movements has contributed +2% to the reported growth
** The impact of foreign exchange movements has contributed +7% to the reported growth
1 Compared with Q2 2004
2 GSK

3TC

Royalties from sales of 3TC for the three months to June 30, 2005 were $40.5 million, an increase of 2% compared to the three months to June 30, 2004 ($39.6 million). This was due to the positive impact of foreign exchange movements.

Shire receives royalties from GSK on worldwide 3TC sales, with the exception of Canada where a commercialization partnership with GSK exists. GSK’s worldwide sales of 3TC for the three months to June 30, 2005 were $308.6 million (2004: $298.3 million).

ZEFFIX

Royalties from sales of ZEFFIX for the three months to June 30, 2005 were $7.7 million, an increase of 14% compared to the three months to June 30, 2004 ($6.8 million), due to strong growth in the Japanese market and the positive impact of foreign exchange movements.

Shire receives royalties from GSK on worldwide ZEFFIX sales, with the exception of Canada where a commercialization partnership with GSK exists. GSK’s worldwide sales of ZEFFIX for the three months to June 30, 2005 were $67.5 million (2004: $60.4 million).

Other

Other royalties are primarily in respect of REMINYL (now marketed as RAZADYNE in the US), a product marketed worldwide by Janssen, with the exception of the United Kingdom and the Republic of Ireland where Shire acquired the exclusive marketing rights from May 2004.

On April 11, 2005, Ortho-McNeil Neurologics Inc. (Janssen’s US affiliate company) announced that REMINYL would be marketed in the US under the new product name of RAZADYNE. Ortho-McNeil Neurologics Inc. worked closely with the FDA on a name change following dispensing errors in the US, between REMINYL and the Type 2 diabetes mellitus drug known as AMARYL. Shire is unaware of any similar dispensing errors outside the US and REMINYL continues to be marketed outside the US under its original name.

Sales of REMINYL/RAZADYNE, a treatment for mild to moderately severe dementia of the Alzheimer’s type, are growing well in the Alzheimer’s market.

Shire and Janssen’s affiliate, Johnson & Johnson Pharmaceutical Research & Development, LLC, are in ongoing discussions with the European regulatory authorities in relation to their assessment of the data for REMINYL from investigational studies in mild cognitive impairment.

Shire has submitted its response to the preliminary Appraisal Consultation Document issued by the National Institute for Clinical Excellence in England and Wales (NICE). This preliminary appraisal recommends that all existing approved products for the symptomatic treatment of mild to moderate Alzheimer's disease in England and Wales are no longer reimbursable by the National Health Service when used by new patients. NICE’s final recommendation was expected to be published in June 2005. However, on July 18, 2005 NICE announced that it had delayed its decision and asked the pharmaceutical companies that market drugs to treat Alzheimer's disease to identify sub-groups of patients who may get benefit from the treatments.

4. Financial details

Cost of product sales

For the three months to June 30, 2005, the cost of product sales amounted to 12% of product sales (2004: 11%). The decrease in gross margin is driven by a change in the product mix, with more income being generated from lower margin products.

Research and development (R&D)

R&D expenditure increased from $47.4 million in the three months to June 30, 2004 to $65.5 million in the three months to June 30, 2005. Expressed as a percentage of total revenues, R&D expenditure was 15% for the three months to June 30, 2005 (2004: 15%). Shire’s pipeline is now well advanced with five projects in late stage development or registration. Further information on these projects can be found in Section 5, R&D pipeline.

Selling, general and administrative (SG&A)

SG&A expenses increased from $105.1 million in the three months to June 30, 2004 to $153.5 million in the three months to June 30, 2005, an increase of 46%. As a percentage of product sales, these expenses were 44% (2004: 41%). The increase in SG&A was due to additional costs being incurred in Q2 2005 on four product launches taking place in the first half of 2005. In addition there is an incremental cost in 2005 associated with the FOSRENOL and EQUETRO sales forces. In line with previous guidance SG&A expenses have moderated (Q1 2005: $157.6 million). This trend is expected to continue over the remainder of the year.

Depreciation and amortization

The depreciation charge for the three months to June 30, 2005 was $11.1 million (2004: $3.1 million), which in Q2 2005 included property, plant and equipment write-downs of $5.9 million (2004: $nil). Amortization charges were $12.0 million for the three months to June 30, 2005 (2004: $10.0 million), which in Q2 2005 included an intangible asset impairment of $3.0 million (2004: $nil).

Reorganization costs

The Company incurred no costs in the three months to June 30, 2005 in relation to the reorganization of the business announced in 2004 (Q2 2004: $18.2 million). The remaining costs in respect of the reorganization relate to duplicate facilities and are expected to arise in Q3 2005 (approximately $9 million).

Interest income and expense

For the three months to June 30, 2005, the Company received interest income of $11.3 million (2004: $4.4 million). This increase in interest income is primarily due to higher interest rates on our US cash deposits.

For the three months to June 30, 2005, the Company incurred interest expense of $1.2 million, which primarily related to costs of a bridging loan to finance the TKT transaction (2004: interest on convertible loan notes of $2.1 million).

Other income, net

For the three months to June 30, 2005, other income totaled $0.8 million (2004: $14.1 million). During the three months to June 30, 2004, other income was primarily attributable to the realized gain on the sale of a portfolio investment.

Taxation

The effective rate of tax for the three months to June 30, 2005 was 24% (2004: 30%). The Company’s effective tax rate was 4% lower than in Q1 2005. The reduction in rate this quarter followed the conclusion of a routine tax audit.

At June 30, 2005, net deferred tax assets of $87.5 million were recognized (December 31, 2004: $78.1 million).

Equity in earnings of equity method investees

Earnings of $0.9 million were recorded for the three months to June 30, 2005 (2004: $1.2 million). Earnings of $1.3 million, representing a 50% share of earnings from the antiviral commercialization partnership with GSK in Canada (2004: $1.2 million) were offset by the share of losses in the GeneChem and EGS Healthcare Funds of $0.4 million (2004: $nil).

5. R&D pipeline

Shire focuses its resources on later stage and lower risk projects. In H2 2005 regulatory filings are expected in the US for NRP104 (ADHD) and SPD476 (ulcerative colitis). SPD503 (ADHD) and SPD465 (ADHD) are expected to be filed for US registration in H1 2006.

R&D Highlights by Therapeutic Area:

Central Nervous System (CNS):

In June 2004, a complete response to the MTS ‘Non-Approvable’ letter was filed with the FDA. Shire submitted the file on behalf of its development partner, Noven. The submission followed the completion of an extensive clinical program designed to address concerns raised by the FDA in its ‘Non-Approvable’ letter to the original NDA submission.

During the quarter Shire’s collaborative partner New River, reported positive Phase 3 data for NRP104. Shire is working with New River to support their activities leading to regulatory submission, which New River has stated it expects to make in Q4 2005.

Shire met with the FDA in May to discuss the current development status of SPD503 and the proposed regulatory filing strategy. In order to optimize label, Shire has agreed with the FDA to include results from an ongoing study in its submission package, regulatory filing is now anticipated for H1 2006.

Phase 3 development activities for SPD465 continues as planned. The anticipated filing date in the US is H1 2006.

Gastro-Intestinal (GI):

Shire has met with the FDA and EU Regulatory Agencies relating to the proposed regulatory filing strategy for SPD476. The FDA filing is anticipated in late 2005.

All activities investigating SPD480 (for the treatment of ulcerative colitis) were discontinued in the quarter following its failure to meet Shire’s criteria for continued development.

General Products (GP):

Significant pre-clinical activities to support FOSRENOL continue as planned.

US GAAP Results for the 6 months to June 30, 2005
Unaudited consolidated Balance Sheets

	June 30,	December 31,
	2005	2004
	$’000	$’000

ASSETS
Current assets:
Cash and cash equivalents	1,502,179	1,111,477
Restricted cash	21,943	21,627
Short-term investments	76,486	324,411
Accounts receivable, net	246,611	222,546
Inventories	47,677	41,230
Deferred tax asset	59,722	70,387
Prepaid expenses and other current assets	65,276	137,271

Total current assets	2,019,894	1,928,949

Investments	56,835	63,267
Property, plant and equipment, net	153,766	131,351
Goodwill, net	220,450	235,396
Other intangible assets, net	280,441	309,297
Deferred tax asset	27,804	7,724
Other non-current assets	39,567	38,895

Total assets	2,798,757	2,714,879

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	321,813	311,231
Loan facility	13,252	43,162
Other current liabilities	89,861	77,558

Total current liabilities	424,926	431,951

Long-term debt	116	116
Other non-current liabilities	32,728	32,159

Total liabilities	457,770	464,226

US GAAP Results for the 6 months to June 30, 2005
Unaudited consolidated Balance Sheets (continued)

	June 30,	December 31,
	2005	2004
	$’000	$’000

Shareholders’ equity:
Ordinary shares of 5p par value; 800,000,000 shares
authorized; and 492,648,235 (December 31, 2004:
484,916,034) shares issued and outstanding	40,666	40,064
Exchangeable shares; 2,403,000 (December 31, 2004:
4,226,476) shares issued and outstanding	111,233	195,830
Treasury stock	(182)	(264)
Additional paid-in capital	1,176,390	1,072,407
Accumulated other comprehensive income	84,604	131,939
Retained earnings	928,276	810,677

Total shareholders’ equity	2,340,987	2,250,653

Total liabilities and shareholders’ equity	2,798,757	2,714,879

US GAAP Results for the 3 months and 6 months to June 30, 2005
Unaudited Consolidated Statements of Operations

	3 months to	3 months to	6 months to	6 months to
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
	$’000	$’000	$’000	$’000

Revenues:
Product sales	351,555	255,280	620,999	519,874
Royalties	62,564	57,657	120,887	113,802
Licensing and development	2,714	5,482	6,583	7,397
Other revenues	7,763	2,541	9,820	3,487

Total revenues	424,596	320,960	758,289	644,560

Costs and expenses:
Cost of product sales	41,945	26,984	75,278	61,077
Research and development	65,457	47,375	176,989	86,001
Selling, general and administrative	153,475	105,141	311,048	225,475
Depreciation and amortization	23,079	13,079	36,715	25,583
Reorganization costs	-	18,167	2,878	21,980

Total operating expenses	283,956	210,746	602,908	420,116

Operating income	140,640	110,214	155,381	224,444

Interest income	11,267	4,375	20,992	8,404
Interest expense	(1,184)	(2,101)	(1,199)	(4,227)
Other income, net	802	14,081	736	9,262

Total other income, net	10,885	16,355	20,529	13,439

Income from continuing operations before
income taxes and equity in earnings of	151,525	126,569	175,910	237,883
equity method investees
Income taxes	(36,295)	(38,226)	(43,098)	(67,228)
Equity in earnings of equity method	924	1,170	719	2,218
investees

Income from continuing operations	116,154	89,513	133,531	172,873
Loss from discontinued operations	-	(11,349)	-	(20,135)
(Loss)/gain on disposition of discontinued	-	(44,157)	3,125	(44,157)
operations

Net income	116,154	34,007	136,656	108,581

US GAAP Results for the 3 months and 6 months to June 30, 2005
Unaudited Consolidated Statements of Operations (continued)

	3 months to	3 months to	6 months to	6 months to
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

Earnings per share - basic
Income from continuing operations	23.2c	18.1c	26.8c	34.9c
Loss from discontinued operations	-	(2.3c)	-	(4.1c)
(Loss)/gain on disposition of	-	(8.9c)	0.6c	(8.9c)
discontinued operations

Net income	23.2c	6.9c	27.4c	21.9c

Earnings per share - diluted
Income from continuing operations	23.0c	17.9c	26.5c	33.9c
Loss from discontinued operations	-	(2.3c)	-	(3.9c)
(Loss)/gain on disposition of	-	(8.8c)	0.6c	(8.5c)
discontinued operations

	23.0c	6.8c	27.1c	21.5c

Weighted average number of shares:
Basic	499,664,524	496,074,144	499,333,386	495,896,175
Diluted	504,030,518	499,241,832	503,862,040	517,822,110

US GAAP Results for the 3 months and 6 months to June 30, 2005
Unaudited Consolidated Statements of Cash Flows

	3 months to	3 months to	6 months to	6 months to
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
	$’000	$’000	$’000	$’000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations	116,154	89,513	133,531	172,873
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization
Cost of goods	892	1,284	1,721	1,284
SG&A	14,205	13,079	27,841	25,583
Increase in provision for sales deductions	12,495	19,451	20,441	25,342
Stock option compensation	47	98	96	98
Movement in deferred taxes	(6,262)	(5,082)	(9,411)	(7,232)
Equity in earnings of equity method investees	(924)	(1,170)	(719)	(2,218)
Write-down of long-term assets	10,461	843	10,461	8,453
Gain on sale of long-term assets	-	(14,883)	(16)	(14,883)

Changes in operating assets and
liabilities, net of acquisitions:
(Increase)/decrease in accounts receivable	(17,043)	29,842	(27,789)	23,672
Increase in inventory	(1,842)	(4,546)	(6,500)	(6,754)
Decrease/(increase) in prepayments
and other current assets	25,060	(20,712)	8,360	(13,467)
(Increase)/decrease in other assets	(682)	6,439	(672)	12,155
Increase/(decrease) in accounts and
notes payable and other liabilities	35,418	(14,314)	38,348	7,511
Decrease in deferred revenue	(6,398)	-	(7,831)	(551)
Cash flows from discontinued operations	(362)	(14,161)	(362)	(16,190)

Net cash provided by operating activities	181,219	85,681	187,499	215,676

US GAAP Results for the 3 months and 6 months to June 30, 2005
Unaudited Consolidated Statements of Cash Flows (continued)

	3 months to	3 months to	6 months to	6 months to
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
	$’000	$’000	$’000	$’000

CASH FLOWS FROM INVESTING
ACTIVITIES:
Movements in short-term investments	236,670	15,151	243,989	31,972
Movements in restricted cash	(1,255)	(5,115)	(316)	(1,770)
Loans made to ID Biomedical Corporation	(9,558)	-	(29,910)	-
Purchase of long-term investments	(5,724)	(4,802)	(7,538)	(5,514)
Purchase of intangible assets	(11)	(12,000)	(19,962)	(12,000)
Purchase of property, plant and equipment	(24,217)	(6,131)	(44,157)	(13,961)
Proceeds from sale of long-term
investments	-	26,513	-	26,733
Proceeds from sale of property, plant and
equipment	20	400	68	400
Proceeds from redemption of IDB subscription receipts	-	-	60,000	-
Additional proceeds from sale of the
vaccines business	-	-	2,236	-
Proceeds from assets held for resale	-	7,659	-	7,659
Distribution from long-term investments	-	1,202	-	1,202
Dividends received from investments	2,400	1,834	2,420	1,834
Cash flows from the investing activities of
discontinued operations	-	(8,479)	-	(12,715)

Net cash provided by investing activities	198,325	16,232	206,830	23,840

CASH FLOWS FROM FINANCING
ACTIVITIES:
Repayment of long-term debt and capital
leases	-	(59)	-	(135)
Proceeds from exercise of options	2,296	2,569	18,464	5,351
Proceeds from issue of common stock, net	-	-	-	326
Tax benefit of stock option compensation,
charged directly to reserves	1,223	-	1,428	-
Payment of dividend	(19,057)	-	(19,057)	-
Cash flows from discontinued operations	-	-	-	-

Net cash (used in)/provided by financing activities	(15,538)	2,510	835	5,542

Effect of foreign exchange rate changes on
cash and cash equivalents from:
Continuing operations	(2,917)	(878)	(4,462)	(1,280)

Discontinued operations	-	(17)	-	(10)

Net increase in cash and cash equivalents	361,089	103,528	390,702	243,768
Cash and cash equivalents at beginning of period	1,141,090	1,203,602	1,111,477	1,063,362

Cash and cash equivalents at end of period	1,502,179	1,307,130	1,502,179	1,307,130

US GAAP Results for the 3 months and 6 months to June 30, 2005
Selected Notes to the Unaudited US GAAP Financial Statements

(1) Earnings per share

	3 months to	3 months to	6 months to	6 months to
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
	$’000	$’000	$’000	$’000

Income from continuing operations	116,154	89,513	133,531	172,873
Loss from discontinued operations, net of tax	-	(11,349)	-	(20,135)
(Loss)/gain on disposition of discontinued operations	-	(44,157)	3,125	(44,157)

Numerator for basic earnings per share	116,154	34,007	136,656	108,581
Interest charged on convertible debt, net of tax	-	-	1	2,666

Numerator for diluted earnings per share	116,154	34,007	136,657	111,247

Weighted average number of shares:	No. of shares	No. of shares	No. of shares	No. of shares

Basic	499,664,524	496,074,144	499,333,386	495,896,175
Effect of dilutive shares:
Stock options	4,135,344	3,115,296	4,287,982	3,460,629
Warrants	224,894	52,392	234,916	94,742
Convertible debt	5,756	-	5,756	18,370,564

	4,365,994	3,167,688	4,528,654	21,925,935

Diluted	504,030,518	499,241,832	503,862,040	517,822,110

The share options and convertible debt not included within the calculation of the diluted weighted average number of shares, because the exercise prices exceeded the Company’s average share price during the calculation period, are shown below:

	3 months to	3 months to	6 months to	6 months to
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
	No. of shares	No. of shares	No. of shares	No. of shares

Share options	6,899,222	17,996,604	6,907,099	14,566,902
Convertible debt	-	18,370,564	-	-

	6,899,222	36,367,168	6,907,099	14,566,902

US GAAP Results for the 3 months and 6 months to June 30, 2005
Selected Notes to the Unaudited US GAAP Financial Statements

(2) Analysis of revenues

	3 months to	3 months to	3 months to	3 months to
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2005
	$’000	$’000	% change	% of total
				revenue

Net product sales:
CNS
ADDERALL XR	205,424	143,484	+43%	48%
ADDERALL	12,053	1,261	n/a	3%
CARBATROL	21,785	11,863	+84%	5%

	239,262	156,608	+53%	56%

GI
PENTASA	30,989	26,433	+17%	7%
COLAZIDE	2,185	2,004	+9%	1%

	33,174	28,437	+17%	8%

General Products
AGRYLIN/XAGRID	29,667	33,974	-13%	7%
FOSRENOL	9,865	-	n/a	2%
CALCICHEW	10,082	9,066	+11%	2%
SOLARAZE	3,031	2,188	+39%	1%
REMINYL	2,898	2,828	+2%	1%

	55,543	48,056	+16%	13%

Other product sales	23,576	22,179	+6%	6%

Total product sales	351,555	255,280	+38%	83%

Royalty income:
3TC	40,475	39,636	+2%	10%
ZEFFIX	7,736	6,802	+14%	2%
Others	14,353	11,219	+28%	3%

	62,564	57,657	+9%	15%

Licensing and development	2,714	5,482	-50%	-%
Other	7,763	2,541	n/a	2%

Total revenues	424,596	320,960	+32%	100%

US GAAP Results for the 3 months and 6 months to June 30, 2005
Selected Notes to the Unaudited US GAAP Financial Statements

(2) Analysis of revenues (continued)

	6 months to	6 months to	6 months to	6 months to
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2005
	$’000	$’000	% change	% of total
				revenue

Net product sales:
CNS
ADDERALL XR	350,960	282,946	+24%	46%
ADDERALL	21,462	10,675	n/a	3%
CARBATROL	38,694	27,648	+40%	5%

	411,116	321,269	+28%	54%

GI
PENTASA	57,209	53,680	+7%	7%
COLAZIDE	4,232	3,818	+11%	1%

	61,441	57,498	+7%	8%

General Products
AGRYLIN/XAGRID	61,617	72,274	-15%	8%
FOSRENOL	14,762	-	n/a	2%
CALCICHEW	18,229	17,975	+1%	2%
SOLARAZE	5,433	3,770	+44%	1%
REMINYL	5,833	5,374	+9%	1%

	105,874	99,393	+7%	14%

Other product sales	42,568	41,714	+2%	6%

Total product sales	620,999	519,874	+19%	82%

Royalty income:
3TC	79,868	77,802	+3%	11%
ZEFFIX	14,237	13,140	+8%	2%
Others	26,782	22,860	+17%	3%

	120,887	113,802	+6%	16%

Licensing and development	6,583	7,397	-11%	1%
Other	9,820	3,487	n/a	1%

Total revenues	758,289	644,560	+18%	100%

Non US GAAP measures for the 3 months and 6 months to June 30, 2005
Reconciliation of reported EPS

	3 months to		3 months to		6 months to		6 months to
	June 30,		June 30,		June 30,		June 30,
	2005		2004		2005		2004
	$’000		$’000		$’000		$’000

Net income from continuing operations for diluted EPS	116,154		89,513		133,532		175,539
New River upfront payment, net of tax	-		-		36,000		-
Reorganization costs, net of tax	-		13,128		2,072		15,873
Gain on sale of investment, net of tax	-		(10,660)		-		(10,660)

Net income from continuing operations for
diluted EPS excluding sale of investment,
reorganization costs and New River upfront payment	116,154		91,981		171,604		180,752

Diluted EPS from continuing operations (as reported)	23.0	c	17.9	c	26.5	c	33.9	c
Add back:
Reorganization costs, net of tax	-		2.6	c	0.4	c	3.1	c
New River upfront payment, net of tax	-		-		7.2	c	-
Gain on sale of investment, net of tax	-		(2.1	c)	-		(2.1	c)

Adjusted diluted EPS from continuing operations	23.0	c	18.4	c	34.1	c	34.9	c